Exhibit 21

Subsidiaries of Boston Capital Real Estate Investment Trust, Inc.

LEGAL ENTITY NAME UNDERWHICH ENTITY DOES BUSINESS	STATE OF INCORPORATION OR ORGANIZATION	NAMES UNDER WHICH ENTITY DOES BUSINESS
BCMR Jacksonville, LLC	DE
BC-Bainbridge LLC	DE
BC-Bainbridge Spicewood LLC	DE
BC Bainbridge Bay Pointe LLC	DE
BC-Bainbridge Timuquana LLC	DE
BCMR Seattle, A Limited Partnership	MA
BC-GFS LLC	DE
GFS Alderwood LLC	WA	BC-GFS LLC / DBA GFS Alderwood LLC
GFS Ridgegate LLC	WA	BC-GFS LLC / DBA GFS Ridgegate LLC
GFS Ridgetop LLC	WA	BC-GFS LLC / DBA GFS Ridgetop LLC
GFS Wellington LLC	WA	BC-GFS LLC / DBA GFS Wellington LLC
BCMR Portland, LLC	DE
BC-GFS II LLC	DE
BC-GFS Boulder Creek LLC	DE
BC-GFS Bridge Creek LLC	DE
BC-GFS Settler’s Point LLC	DE
ALLTX, LLC	DE
ALLTX GP, LLC	DE
BC Broadstone Preston, LP	DE